Exhibit 10.1

VR Technology and IP License Agreement

This VR Technology and IP License Agreement ("Agreement") is made and entered into as of December 23, 2015 ("Effective Date") by and between Next Galaxy Corp., a Nevada corporation with a place of business at 1680 Michigan Ave, Suite 700, Miami Beach, Florida 33139, ("Next Galaxy") and CEEK VR, Inc., a Delaware corporation with an address at 1209 Orange Street, Wilmington, Delaware 19801, ("CEEK VR").  Next Galaxy and CEEK VR are referred in this Agreement individually as a "Party" and collectively as the "Parties."

A.	Next Galaxy owns certain technology, patents, copyrights, trademarks, trade secrets, and other assets relating to creating virtual reality experiences;

B.
CEEK VR desires to obtain and Next Galaxy wishes to grant to CEEK VR a royalty-bearing license to research, develop, design, manufacture, market, and commercialize goods and services using Next Galaxy's virtual reality technology and intellectual property rights;

C.	CEEK VR desires to obtain and Next Galaxy wishes to grant to CEEK VR an option to acquire Next Galaxy's virtual reality technology and intellectual property rights.

ACCORDINGLY, the Parties agree to the following:

1.	Definitions

a.	"CEEK Trademarks" means the marks CEEK and CEEK AR.

b.
"Confidential Information" means all information and materials disclosed by one Party to the other, in whatever form, tangible or intangible, whether or not marked or otherwise identified as confidential or proprietary, relating to the business of  the disclosing Party or relating to any person to whom the disclosing Party owes a duty of confidentiality, but excluding information and materials that (a) are or become publicly known through no wrongful act or omission of the receiving Party; (b) are rightfully known by the receiving Party before receipt from the disclosing Party; (c) become rightfully known to receiving Party without confidential or proprietary restriction from a source other than the disclosing Party; or (d) are independently developed by receiving Party without the use of the Confidential Information of the disclosing Party.

c.
"Intellectual Property Rights" means all patents, patent rights, copyrights, moral rights, trademark rights, industrial design rights, trade secret rights, domain names rights, database rights, and all other intellectual property or industrial property rights worldwide, including any application, issuance or registration for these rights.

d.	"Royalty Payments" means the royalty payments made to Next Galaxy pursuant to Section 4.

e.	"Vesting Amount" means five million dollars ($5,000,000).

f.	"VR" means virtual reality, including augmented reality, experiences and goods and services to create and maintain, and facilitate the creation and maintenance of such experiences.

g.
"VR Technology" means any idea, concept, discovery, creation, invention, research, development, design, technology, improvement, data processing or computer software, firmware, content, tool, machinery, equipment, system, project, procedure, process, formula, method, technique, know how, data, database, compilation or collection of data or information, business plan or other plan, manual, files, device, specification, model, design, diagram, prototype, schematic, layout, composition, algorithm, program, application, code, documentation, result, photographs, technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, or customer information, whether tangible or intangible, whether or not it may be patented, copyrighted, trademarked or otherwise protected (including all versions, modifications, enhancements, and derivative works thereof), of Next Galaxy related to VR.  VR Technology includes, but is not limited to, the items set forth on Exhibit A.

2.	License Grant

Next Galaxy hereby grants to CEEK VR a worldwide exclusive, perpetual and irrevocable (other than pursuant to Section 7(c)), transferable, sublicensable (through multiple levels of sublicense) license under Next Galaxy's Intellectual Property Rights to use, disclose (subject to Section 6), reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import, export, and otherwise practice and exploit, and practice any method or process in connection with, all or any portion of the VR Technology and CEEK Trademarks for any purpose, and to have others exercise such rights on behalf of CEEK VR.  As between Next Galaxy and CEEK VR, any improvements to the VR Technology created by or on behalf of Next Galaxy will be owned by Next Galaxy (subject to this license grant) and any improvements to the VR Technology created by or on behalf of CEEK VR will be owned by CEEK VR.

3.	Option

a.
Option. Next Galaxy hereby grants CEEK VR an option to acquire the VR Technology and CEEK Trademarks and all of Next Galaxy's Intellectual Property related to the VR Technology and CEEK Trademarks.  CEEK VR may exercise this option at any time by providing Next Galaxy with notice of its intent to exercise its option, as set forth in Section 11(a) (Notice) below and paying CEEK VR the difference between the Vesting Amount and the Royalty Payments, if any.

This option is exclusive to CEEK VR and Next Galaxy will not initiate or solicit any agreement or arrangement with any third party regarding the sale or other disposition of any rights subject to the option, directly or indirectly and Next Galaxy will not discuss, negotiate or enter into any such an agreement or arrangement without first providing notice to CEEK VR and reasonable opportunity to exercise the option.  Further, Next Galaxy grants to CEEK VR the exclusive right to match any terms offered to Next Galaxy by any third party regarding the sale or other disposition of any rights subject to the option.

b.
Assignment.  Upon CEEK VR providing Next Galaxy with notice and payment pursuant to Section 3(a), Next Galaxy immediately and automatically without the need for further action will assign to CEEK VR, without additional compensation, all right, title and interest Next Galaxy may have in and to all VR Technology and CEEK Trademarks, including all Intellectual Property in and to VR Technology and CEEK Trademarks, including any improvements or modifications to or derivative works of such VR Technology and Trademarks and Intellectual Property, and including all rights to causes of action and remedies related to the VR Technology, CEEK Trademarks, and Intellectual Property, including the right to sue for past, present or future infringement, misappropriation or violation of rights related to the VR Technology, CEEK Trademarks, and Intellectual Property.  Next Galaxy hereby waives and agrees not to enforce all moral rights and all personality rights that Next Galaxy may have in the Technology.  If Next Galaxy is unable to assign any of his/her rights in the VR Technology, CEEK Trademarks, and Intellectual Property as required by this Agreement, the license set forth in Section 2 will immediately and automatically without the need for further action, become exclusive, perpetual and irrevocable, and fully paid-up and royalty-free.

c.
VR Technology Delivery.  Within ten business days of the Effective Date, Next Galaxy shall deliver or cause to be delivered to CEEK VR: (a) the VR Technology in a mutually agreeable format; (b) copies of all files and records relating to the VR Technology; and (c) the contact information of any others that may be currently using the VR Technology.

4.	Royalty Payments

a.
Royalty Rate.  CEEK VR will pay Next Galaxy a royalty of 5% of the EBITDA attributable to CEEK VR's practice and exploitation of the VR Technology.  Royalty payments will cease once the Vesting Amount is paid in full, at which time the license set forth in Section 2 will become perpetual and irrevocable, fully-paid up, and royalty-free, and the option set forth in Section 3 may be exercised by CEEK VR without further payment.  Once the Vesting Amount is reached, no further payments will be due by CEEK VR under this Agreement.

b.	Payments. All amounts owed by CEEK VR will be paid within 60 days of the end of the applicable calendar quarter and will be paid in United States Dollars (USD).

c.
Taxes. The Party receiving any property or service hereunder which may be subject to a sale, use, excise, value-added, or similar tax shall be responsible for such tax and shall pay it to the appropriate collecting agency or, where required by law, to the providing Party.

5.   Representations and Warranties

a.
Representations and Warranties of Both Parties. The Parties represent and warrant that each is fully authorized to enter into the Agreement and that their entering into the Agreement and the performance of their respective obligations under the Agreement will not violate any agreement between each Party and any other person, firm or organization or any law or governmental regulation.

b.
Representations and Warranties of Next Galaxy. As of the Effective Date, Next Galaxy is the sole and exclusive owner of all of the VR Technology and CEEK Trademarks and all rights in Intellectual Property therein, and as of the exercise of the option set forth in Section 3, Next Galaxy will convey to CEEK VR full, absolute, good and marketable rights to the VR Technology and CEEK Trademarks and all rights in Intellectual Property therein, to the best of Next Galaxy's knowledge, free and clear of all liens, liabilities, charges or other encumbrances of any kind. Other than this Agreement, to the best of Next Galaxy's knowledge, Next Galaxy has not previously granted, and will not grant, any rights in conflict with the rights granted to CEEK VR hereunder.

6.   Confidentiality

The Parties will take reasonable steps to maintain the confidentiality and secrecy of any Confidential Information disclosed pursuant to this Agreement, and to prevent the unauthorized use or disclosure of such Confidential Information.  CEEK VR may disclose Confidential Information to third parties subject to a nondisclosure agreement at least as protection of the Confidential Information as Section 6.  A receiving Party may also disclose Confidential Information to the extent the receiving Party is legally compelled to disclose such Confidential Information, provided, however, that prior to any such compelled disclosure, the receiving Party shall give the disclosing Party reasonable advance notice of any such disclosure and shall cooperate with the disclosing Party in protecting against any such disclosure or obtaining a protective order narrowing the scope of such disclosure and use of the Confidential Information.

7.   Term and Termination

a.	Term. The term of this Agreement will commence on the Effective Date and will continue until terminated by either Party.

b.	Termination by CEEK VR. CEEK VR may terminate this Agreement for convenience by giving Next Galaxy written notice 90 days in advance of the effective date of termination.

c.
Termination by Next Galaxy. Next Galaxy may terminate this Agreement upon a written notice if CEEK VR is delinquent in any payment required by Section 4 and has not cured such delinquency within 90 days of notice thereof.

d.	Effect of Termination. The termination or expiration of this Agreement shall not relieve either Party of any liability or obligation that accrued prior to such termination or expiration.

8.   Indemnification. Next Galaxy will defend, indemnify and hold harmless CEEK VR, from and against all liabilities, losses, costs, charges and expenses including attorneys' fees arising from or related to any third party allegation that the Technology infringes or misappropriates any third-party Intellectual Property rights.

9.   Limitation of Liability.  IN NO EVENT WILL CEEK VR'S LIABILITY EXCEED THE TOTAL AMOUNT PAID OR PAYABLE BY CEEK VR TO NEXT GALAXY PURSUANT TO SECTION 4.

10.  Further Assurances

Next Galaxy will take all action and execute all documents as CEEK VR may reasonably request to effectuate the transfer of the Technology and the vesting of complete and exclusive rights to the Technology rights. In addition, Next Galaxy will, at the request and sole cost and expense of CEEK VR, but without additional compensation, promptly sign, execute, make, and do all such deeds, documents, acts, and things as CEEK VR may reasonably require:
a.
to apply for, obtain, register, maintain and vest in the name of CEEK VR alone (unless CEEK VR otherwise directs) Intellectual Property rights protection relating to any or all of the VR Technology and CEEK Trademarks in any country throughout the world, and when so obtained or vested, to renew and restore the same;

b.
to defend any judicial, opposition, or other proceedings in respect of such applications and any judicial, opposition, or other proceedings or petitions or applications for revocation of such Intellectual Property rights; and

c.
to assist CEEK VR with the defense and enforcement of its rights in any registrations issuing from such applications and in all Intellectual Property rights protection in the VR Technology and CEEK Trademarks.

11. General Provisions

a.	Notices.

i.	Form of Notice. All notices, requests, claims, demands and other communications between the parties shall be in writing.

ii.
Method of Notice. All notices shall be given by delivery in person, or by a nationally recognized next day courier service, or by first class, registered or certified mail, postage prepaid, or by facsimile, or by electronic mail to the addresses as follows, or such other address as either party may specify in writing.

If to Next Galaxy Corp.:

Next Galaxy Corp.
1680 Michigan Ave, Suite 700
Miami Beach, Florida 33139

If to CEEK VR, Inc.:

CEEK VR, Inc.
1209 Orange Street
Wilmington, DE 19801

iii.	Receipt of Notice. All notices shall be effective upon receipt by the party to which notice is given, or on the fifth day following mailing, whichever occurs first.

b.	Assignment. CEEK VR may assign this Agreement or any right or obligation of this agreement. This Agreement will be binding upon and will inure to the benefit of CEEK VR and its successors and assigns.

c.	Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Francisco, CA.

d.	Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of Delaware.

e.
No Waiver. A party's failure to exercise or delay in exercising any right, power or privilege under this Agreement shall not operate as a waiver. No single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof.

f.
Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to maintain the original intent of the parties as closely as possible.

g.	Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

h.	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

i.
Attorney Fees. In the event of any action to enforce rights under this Agreement, the prevailing party shall be entitled its costs and expenses, including reasonable attorneys' fees, incurred in connection with such action.

j.
Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and constitutes and supersedes all prior agreements, representations and understandings of the parties, written or oral. This Agreement may be amended only by a written instrument signed by the parties.

k.
Counterparts. This agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which, taken together, constitute one and the same agreement. If a party's signature is transmitted by fax or in a PDF file by email, the signature on the counterpart creates a valid and binding obligation of the party executing it or on whose behalf the signature is made with the same effect as if the fax or PDF signature page were an original.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the Effective Date.

NEXT GALAXY CORP.

By:	Mary Spio

Signature:	MARY SPIO

Title:	President	Date:	December 28, 2015

CEEK VR, INC.

By:	Jean-Paul Langlais

Signature:	JEAN-PAUL LANGLAIS

Title:	Director	Date:	December 28, 2015

EXHIBIT A

SCHEDULED ASSETS

All assets transferred to Wiless Controls Inc. by Mary Spio pursuant to the IP Asset Purchase and Sale Agreement, dated June 19, 2014.

All assets transferred to Wiless Controls Inc. by Mary Spio pursuant to the Memorandum of Agreement, dated June 13, 2014.

Patent Applications:

•	U.S. Patent Application No. 14/091,283 (US20140129537)
•	U.S. Patent Application No. US14/733,459 (US20150358318)

Registered Trademark:

•	CEEK, Reg. No. 4,798,097